Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     Amendment No. 2, dated as of August 15, 2007 (this “Amendment”), to the Rights Agreement, dated as of September 8, 1998, as amended by Amendment No. 1 to Rights Agreement, dated as of May 5, 2005 (as amended, the “Rights Agreement”), by and between THE LAMSON & SESSIONS CO., an Ohio corporation (the “Company”), and NATIONAL CITY BANK, a national banking association, as rights agent (the “Rights Agent”).
RECITALS
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of August 15, 2007 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Thomas & Betts Corporation (“Parent”), T&B Acquisition II Corp. (“Merger Sub”), and the Company;
     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement, on the terms and subject to the conditions set forth therein, and the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement), are advisable and in the best interests of the Company and its shareholders;
     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and declared it advisable;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth in this Amendment;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the last sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such Section; and
     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:
     1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(a) “Acquiring Person” means any Person (other than the Company or any Related Person) who or which, together with all Affiliates and Associates of such Person,

is the Beneficial Owner of 15% or more of the then-outstanding Common Shares; PROVIDED, HOWEVER, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Directors of the Company determine in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”
     2. Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(h) “Distribution Date” means the earlier of: (i) the Close of Business on the tenth calendar day following the Share Acquisition Date, or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Directors of the Company) after the commencement of a tender or exchange offer by any Person (other than the Company or any Related Person), if upon the consummation thereof such Person would be the Beneficial Owner of 15% or more of the then-outstanding Common Shares.”
     3. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(j) “Expiration Date” means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.”
     4. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(dd) immediately following Section 1(cc):
     “(dd) “Merger Agreement” means the Agreement and Plan of Merger, dated as of August 15, 2007, as it may be amended or supplemented from time to time, by and among Thomas & Betts Corporation (“Parent”), T&B Acquisition II Corp. (“Merger Sub”), and the Company.”

     5. Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:
     “Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person, none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, a Flip-over Event or a Triggering Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, by reason or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of the other transactions contemplated by the Merger Agreement, or (iv) the announcement of any of the foregoing.”
     6. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.
     7. The Company or its successor shall provide to the Rights Agent written notice of the Effective Time promptly after its occurrence.
     8. Capitalized terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.
     9. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.
     10. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
     11. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
     12. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
     13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

THE LAMSON & SESSIONS CO.
By:	/s/ James J. Abel
	Name:	James J. Abel
	Title:	Executive Vice President and Chief Financial Officer

NATIONAL CITY BANK
By:	/s/ Megan Gibson
	Name:	Megan Gibson
	Title:	Vice President